CONFIDENTIAL — NOT FOR RELEASE	Exhibit 99.3

Media Contact:
Scott Blevins
Overstock.com, Inc.
+1 (801) 947-3133
sblevins@overstock.com

Overstock.com to Acquire Ski West, Inc.

Acquisition extends Overstock.com’s travel offering to include exclusive lodging deals in popular ski areas and other vacation destinations

SALT LAKE CITY (June 24, 2005) — Overstock.com, Inc. (NASDAQ: OSTK; www.overstock.com) today announced that it is acquiring 100% of Park City, Utah based Ski West, Inc., for $25 million in cash plus an earn out based on future performance.

Launched in 2001, privately-held Ski West is a rapidly growing, profitable on-line travel company whose proprietary technology provides easy consumer access to a large, fragmented, hard-to-find inventory of lodging, vacation, cruise and transportation bargains. The travel offerings are primarily in popular ski areas in the U.S. and Canada, with more recent expansion into the Caribbean and Mexico, as well as cruises.  The acquisition enables Overstock to offer its customers these hard to find and exclusive travel deals through the Internet, consistent with its core shopping business.

The acquisition is expected to close July 1, 2005.  For the time being, Ski West will operate as a subsidiary of Overstock.com, and Overstock.com plans to retain Ski West’s employees.

“Thus we continue our strategy of making Overstock the one-stop shop for discounts on everything for which people shop online”, said Patrick Byrne, Chairman and President of Overstock.com.

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ National Market System and can be found online at http://www.overstock.com.

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Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the terms of the acquisition, the benefits of the acquisition to Overstock.com and its customers, the timing of the closing, plans to retain Ski West employees, and such other risks as identified in our Form 10-K for the year ended December 31, 2004, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.